Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

VWF Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common stock, $0.01 par value per share	Rule 457(a)	2,909,500	$10.00	$29,095,000	0.0000927	$2,698
	Total Offering Amounts							$29,095,000
	Total Fees Previously Paid							2,698
	Total Fee Offsets							–
	Net Fee Due							$0

(1)	Estimated solely for the purpose of calculating the registration fee.